Exhibit (a)(1)(iv)

Bausch & Lomb Announces Extension of the Tender Offers for its
Outstanding Debt Securities and Convertible Debt Securities

FOR RELEASE THURSDAY, October 18, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE: BOL) (the “Company”) today announced that it is extending to 8:00 a.m., New York City time, on October 26, 2007, the expiration date in regard to its offers to purchase its outstanding 6.95% Senior Notes due 2007, 5.90% Senior Notes due 2008, 6.56% Medium-Term Notes due 2026 and 7.125% Debentures due 2028 (collectively, the “Debt Securities”) and its outstanding 2004 Senior Convertible Securities due 2023 and Floating Rate Convertible Senior Notes due 2023 (together, the “Convertible Debt Securities”), all pursuant to its previously announced cash tender offers and consent solicitations for the Debt Securities and the Convertible Debt Securities.

As previously announced on October 4, 2007, the Company has received tenders and consents representing a majority in principal amount of each series of the Debt Securities and the consent payment deadline has passed and withdrawal rights have terminated with respect to the Debt Securities.

Except as described above, all other terms and conditions of the tender offers and consent solicitations are unchanged.  The terms and conditions of the tender offers and consent solicitations are set forth in the Company’s Offer to Purchase and Consent Solicitation Statement for the Debt Securities and the related Letter of Transmittal and Consent, both dated September 19, 2007, and in the Company’s Offer to Purchase and Consent Solicitation Statement for the Convertible Debt Securities dated September 19, 2007, as amended as of October 9, 2007, and the related Letter of Transmittal and Consent dated September 19, 2007.  The tender offers and consent solicitations are subject to the satisfaction of certain conditions, including closing of the proposed merger between the Company and an affiliate of Warburg Pincus LLC, which is now expected to occur on or about October 26, 2007.  Further details about the terms and conditions of the tender offers and consent solicitations are set forth in the applicable Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as dealer managers for the tender offers and consent solicitations.  Questions regarding the transaction and the procedures for consenting may be directed to Citigroup Global Markets Inc. by telephone at (800) 558-3745 (toll-free), Banc of America Securities LLC by telephone at (888) 292-0070 (toll-free) for the Debt Securities and (888) 583-8900 x2200 (toll-free) for the Convertible Debt Securities, Credit Suisse Securities (USA) LLC by telephone at (212) 325-7596 (collect) or J.P. Morgan Securities Inc. by telephone at (212) 270-1477 (collect).

Global Bondholder Services is the information agent for the tender offers and consent solicitations.  Requests for documentation should be directed to Global Bondholder Services at (866) 540-1500 (toll-free).

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This news release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offers and consent solicitations are being made solely pursuant to the applicable Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offers and consent solicitations.  Holders of the Convertible Debt Securities should also read the Schedule TO that the Company filed on September 20, 2007, and the amendments thereto filed on October 9, 2007 and today, with the U.S. Securities and Exchange Commission (the “SEC”).

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed on April 25, 2007, the Company’s Form 12b-25 filed on May 10, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 30, 2007.

Bausch & Lomb is the eye health company dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about the Company can be found at www.bausch.com.

Copyright Bausch & Lomb Incorporated.